Exhibit 99.1

NEWS

NEWS

NEWS

4 Parkway North, Suite 400
Deerfield, IL 60015

Contact:	Terry Huch
Senior Director, Investor Relations and Corporate Communications
847-405-2515 — thuch@cfindustries.com

CFO Tony Nocchiero to Retire

DEERFIELD, Illinois — (Business Wire) — Sept. 7, 2010 — CF Industries Holdings, Inc. (NYSE:CF) today announced that Anthony J. Nocchiero, senior vice president and chief financial officer, will retire from the company as of September 20, 2010.

Stephen R. Wilson, chairman and chief executive officer, noted that, “Tony Nocchiero has made very significant contributions to CF Industries during his tenure as CFO, particularly with respect to the acquisition of Terra Industries, the related major financing transactions and the subsequent integration of the two companies.  Tony intends to spend more time with his family and focus his professional energy on opportunities for board service. I appreciate his dedication to CF Industries, and we all wish him and his family the best in the coming years.”

The company has initiated a search that will consider both internal and external candidates for the CFO position.  Wilson, who served as CF Industries’ CFO from 1991 to 2003, commented further that, “The integration with Terra is proceeding very well and business prospects for the fall and next spring are excellent.  We expect our strong industry position to help us retain a highly qualified individual to succeed Tony.”

About CF Industries Holdings, Inc.

CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, is the holding company for the operations of CF Industries, Inc.  CF Industries is a global leader in nitrogen and phosphate fertilizer manufacturing and distribution, serving both agricultural and industrial customers.  CF Industries operates world-class nitrogen fertilizer manufacturing complexes in the central U.S. region and Canada; conducts phosphate mining and manufacturing operations in Central Florida; and distributes fertilizer products through a system of terminals, warehouses, and associated transportation equipment located primarily in the Midwestern United States.  The company also owns a 50 percent interest in KEYTRADE AG, a global fertilizer trading organization headquartered near Zurich, Switzerland.  In addition, the company’s majority-owned subsidiary, Terra Industries, owns a 50 percent stake in GrowHow UK Limited, a fertilizer manufacturer in the United Kingdom as well as a 50 percent interest in an ammonia facility in The Republic of Trinidad and Tobago.  Additional information on CF Industries is found on the company’s website at www.cfindustries.com.

Safe Harbor Statement

Certain statements contained in this communication may constitute “forward-looking statements.” All statements in this communication, other than those relating to historical information or current condition, are forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. Important factors that could cause actual results to differ materially from our expectations include, among others:  our ability to integrate the businesses of CF Industries and Terra promptly and effectively and to achieve the cost savings and synergies we anticipate from the Terra acquisition within the expected time frame or at all;  the potential for disruption from the Terra acquisition to make it more difficult for us to maintain relationships with customers, employees or suppliers; the volatile cost of natural gas in the areas where our production facilities are principally located; the cyclical nature of our business and the agricultural sector; the global commodity nature of our fertilizer products, the impact of global supply and demand on our selling prices, and the intense global competition in the consolidating markets in which we operate; conditions in the U.S. agricultural industry; weather conditions; our inability to accurately predict seasonal demand for our products; the concentration of our sales with certain large customers; the impact of changing market conditions on our FPP; risks involving derivatives and the effectiveness of our risk measurement and hedging activities; the reliance of our operations on a limited number of key facilities and the significant risks and hazards against which we may not be fully insured; reliance on third party transportation providers; risks associated with joint ventures;  risks associated with expansion of our business, including unanticipated adverse consequences and the significant resources that could be required; potential liabilities and expenditures related to environmental and health and safety laws and regulations; our potential inability to obtain or maintain required permits and governmental approvals or to meet financial assurance requirements; future regulatory restrictions and requirements related to GHG emissions, climate change or other environmental requirements; acts of terrorism and regulations to combat terrorism; difficulties in securing the supply and delivery of raw materials we use and increases in their costs;  risks associated with international operations; losses on our investments in securities; deterioration of global market and economic conditions; our substantial indebtedness and the limitations on our operations imposed by the terms of our indebtedness; our ability to comply with the covenants under our indebtedness and to make payments under such indebtedness when due; potential inability to refinance our indebtedness in connection with any change of control affecting us; and loss of key members of management and professional staff. Forward-looking statements are given only as of the date of this release and we disclaim any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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